MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-SB of North Horizon, Inc, of our report dated April 4, 2007 on our audit of the financial statements of North Horizon, Inc as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for December 31, 2006 and 2005 and from inception January 1, 2002through December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
December 19, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501